Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES
THIRD QUARTER OPERATING RESULTS

Company sets new revenue records with third quarter growth of 36% and nine month growth of
45%; Record data item volume increased 12% from previous quarter

CLEVELAND, Ohio, November 10, 2005...DATATRAK International, Inc. (Nasdaq: “DATA”), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry today reported its operating results for the third quarter of 2005.

For the three months ended September 30, 2005, revenue increased approximately 36% to $4,056,000, and the Company reported net income of $413,000, or $0.04 per share on both a basic and a fully diluted basis. These results compared with revenue of $2,975,000 and net income of $398,000, or $0.04 per share on both a basic and a fully diluted basis in the third quarter of 2004.

For the nine months ended September 30, 2005, DATATRAK’s revenue increased approximately 45% to $11,415,000, and net income of $1,205,000, or $0.12 per share basic and $0.11 per share on a fully diluted basis was recorded for the period. The Company reported revenue of $7,892,000 and net income of $392,000, or $0.04 per share on both a basic and a fully diluted basis in the corresponding period of the previous year.

On July 20, 2005 DATATRAK’s Board of Directors approved a three-for-two share split that was distributed in the form of a 50% share dividend. The Company’s shareholders of record at the close of business on August 15, 2005 received one additional Common Share for every two Common Shares held on that date. The new Common Shares were distributed on August 31, 2005 and began trading ex-dividend on September 1, 2005. The Company has restated all prior reported common share and per share amounts as if the share split had occurred at the beginning of the earliest period being reported.

DATATRAK’s backlog at September 30, 2005 was $18.8 million and backlog currently stands at approximately $17.4 million. This compares to a backlog of $14.1 million at December 31, 2004. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.

“We are very pleased to be able to deliver another solid quarter of steady growth in the emerging EDC market,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “These results are consistent with our expectations for the remainder of 2005 that were highlighted during our previous conference call. Our cash position is growing and remains strong. Gross profit margins are currently exceeding our projections for the year. This quarter was also significant for another record volume of data items processed through our global hosting facility, which exceeded the previous record from last quarter by 12%. This parameter viewed in conjunction with our gross margins and earnings is indicative of the scalability and leverage contained within our technology platform and business model.”

The Company will also host a conference call today at 4:30 p.m. EST. To participate in the call, participants are asked to dial 719-457-2618 a few minutes before 4:30 p.m. EST. A replay of the conference call will be available at approximately 7:30 p.m. EST on November 10, 2005, and will run until 1:00 a.m. EST on November 19, 2005. The replay can be accessed by dialing 719-457-0820. The access code for both the conference call and the replay is 4864035.

DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in over 40 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 14 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common shares are listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatrak.net or www.datatraknet.de.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC® software; the development and fluctuations in the market for EDC technology; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black	Neal Feagans

President and Chief Executive Officer	Chief Financial Officer	Investor Relations

DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc

440/443-0082 x112	440/443-0082 x110	303-449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	September 30, 2005	December 31, 2004
Cash and investments	$9,474,588	$7,919,233
Accounts receivable, net	2,643,281	1,989,948
Other	2,435,289	2,031,429

Total assets	$14,553,158	$11,940,610

Accounts payable and other current liabilities	$2,242,849	$1,823,132
Shareholders’ equity	12,310,309	10,117,478

Total liabilities and shareholders’ equity	$14,553,158	$11,940,610

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Three Months Ended September 30,
	2005	2004
Revenue	$4,055,914	$2,974,536
Direct costs	899,306	682,873

Gross profit	3,156,608	2,291,663
Selling, general and administrative expenses	2,603,859	1,764,272
Depreciation and amortization	198,272	140,854

Income from operations	354,477	386,537
Other income, net	62,272	11,099

Income before income taxes	416,749	397,636
Income tax expense	4,095	—

Net income	$412,654	$397,636

Net income per share:

Basic:
Net income per share	$0.04	$0.04

Weighted average shares outstanding	10,284,219	9,143,564

Diluted:
Net income per share	$0.04	$0.04

Weighted average shares outstanding	11,457,454	10,222,360

DATATRAK International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)

	For the Nine Months Ended September 30,
	2005	2004
Revenue	$11,415,338	$7,892,329
Direct costs	2,740,840	1,820,390

Gross profit	8,674,498	6,071,939
Selling, general and administrative expenses	7,024,825	5,214,310
Depreciation and amortization	574,953	474,148

Income from operations	1,074,720	383,481
Other income, net	159,430	26,244

Income before income taxes	1,234,150	409,725
Income tax expense	28,653	18,000

Net income	$1,205,497	$391,725

Net income per share:

Basic:
Net income per share	$0.12	$0.04

Weighted average shares outstanding	10,168,126	9,109,089

Diluted:
Net income per share	$0.11	$0.04

Weighted average shares outstanding	11,383,493	10,180,640